Exhibit 99.2
TRANS1 INC (TSON)
Q2 2008 Earnings Call
05:00 PM July 02, 2008 ET
Operator: Good day, everyone, and welcome to the TranS1 Investor Conference Call. Today’s conference is being recorded. And now at this time for opening remarks and introductions, I would like to turn the conference over to Mr. Mark Klausner. Please go ahead, sir.
Mark Klausner, Westwicke Partners
Thanks, operator. Joining us on today’s call are TranS1’s President and CEO, Rick Randall; and the company’s Chief Financial Officer, Mike Luetkemeyer.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.
For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31st, 2007.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks, Mark.
This afternoon we announced that we expect revenues for the second quarter of 2008 to be in the range of $5.9 to $6.0 million. While these revenues represent approximately a 45% increase over the second quarter of 2007, they are below our previously issued guidance of $6.3 to $6.5 million. We are disappointed by the lower-than-expected results and wanted to provide you some insight into the reasons behind the shortfall.
U.S. revenues of $5.2 to $5.3 million and U.S. case volume of approximately 540 cases in the quarter were essentially flat compared to the first quarter of 2008. International revenue of approximately $650,000 declined approximately $100,000 from the first quarter of 2008, due to lower stocking orders, as we expected in the second quarter.
U.S. revenue was negatively affected primarily by lower than expected case volume from established customers as a result of higher than anticipated sales rep turnover and continued pressure from an uncertainty surrounding AxiaLIF reimbursement.

Collectively, we believe that these two factors negatively impacted U.S. revenue by approximately $600,000 in the quarter.
With regard to sales force turnover, we began the quarter with 43 direct sales reps. During the quarter, we hired nine direct reps and lost 10 direct reps, which was higher turnover than anticipated. Factoring in all of these changes, we ended the quarter with 42 direct sales reps on the payroll.
The reps that are no longer in the field fit into three categories. Two of our high performing reps were promoted to Regional Managers as part of a planned strategy. Five of our representatives, who we had placed on performance improvement programs, elected to leave the company. While these departures were not wholly surprising, neither the timing nor the attrition rate was what we expected. And lastly, three performing representatives departed along with their Regional Manager to join a spine start-up company. These departures were clearly unplanned, but as I’m sure many of you know in the medical device industry, there are a number of salespeople who are serial start-up people that will move from public to private companies with some regularity.
Because spine surgeons expect reps to cover every case and because they get comfortable with the coverage provided by their specific rep, whenever a direct rep is not in place in a market, we lose cases as a result of lack of surgeon coverage and confidence, issues despite the best efforts to provide ad-hoc case coverage. Collectively, we would estimate that we lost approximately 35 cases or $350,000 in revenue as a result of this sales turnover. Since we became aware of the unplanned turnover in the sales force, we have continued to hire aggressively to strengthen our direct sales force. Our next class of eight direct sales reps has been hired and will start in July.
We are also working on strategies to minimize disruption in a region when a salesperson leaves. Specifically with regard to better maintaining case management coverage when we promote reps from the field, we will transition their replacements before they assume their new responsibilities. We are also considering in our most important and successful regions, where we do not have an independent distributor, implementing a sales team approach that assures an immediate replacement if an available rep leaves the company.
Before I turn to reimbursement, I want to highlight one last point on the development of our sales force. When we went public in October, we had 23 direct sales reps. After our most recent hires, we will be at 50 direct reps, having more than doubled our direct sales force in eight months.
I have been, and continue to be, impressed by the quality of people that we are able to attract to the company. Yet, as I have highlighted to you before, it takes a new salesperson at least six months to be fully up and running in their territory. Currently, 50% of our 42 sales reps have been with us for six months or less, and considering the eight new reps that will join in July; this number climbs to approximately 60%. I remain pleased about the quality of our direct sales effort and optimistic about the opportunities that lie ahead of us, but want to continue to emphasize it will take time to fully realize the power of the direct sales organization we are building.
On the reimbursement front, we estimated that 25 cases were lost or postponed as a result of ongoing CPT coding challenges. This is consistent with the 5% headwind that we experienced last quarter. These 25 cases represented approximately $250,000 in revenue. We are continuing to work with our physicians and payers to ensure that we are doing everything we can to manage through reimbursement issues and get the physicians fully paid for our procedure. We will have a further update on our earnings call on the progress we are making on this front.
We are planning on providing third quarter guidance and confirming or updating full year 2008 guidance on our second quarter conference call, which is currently scheduled for July 31. On that call, we will also provide you with greater detail on our business and accomplishments from the quarter, including the clearance of the two-level device in the U.S. and the first PNR cases that were recently performed in Europe.
With that, I’d like to close my prepared remarks and answer questions that you may have. Thank you for your time and continued interest in TranS1.
Operator: [Operator Instructions]. Gentlemen, we’ll go first to Mark Mullikin with Piper Jaffray.
Q – Mark Mullikin
Yes, good afternoon.
A – Rick Randall
Hi, Mark.
Q – Mark Mullikin
Hey, just want start off in the order that you outlined with the sales force turnover. Going into the quarter did you know that – I think you said you knew that you were going to promote the two reps to regional managers, correct?
A – Rick Randall
That’s correct.
Q – Mark Mullikin
So, really the delta was the five that were on performance improvement plans and then the three reps plus the manager that left, is that correct?
A – Rick Randall
Exactly.

Q – Mark Mullikin
Okay. So, of those five that left, I guess coming out of this, were there any common characteristics or anything you can learn from that that’s going to help you mitigate sales force turnover going forward and sort of screen better upfront?
A – Rick Randall
Well, Mark, in the past, we’ve put reps on performance improvement programs, and frankly, what we found historically at TranS1 is that that most of those folks do not leave. And matter of fact, it’s been a great tool to focus on those reps and get them to a productive status. And currently we have several higher performing reps who were in that position before. We were a little surprised this time around that we lost these people, and they did not turnaround. Now some of that may have been due to the fact that this is post-IPO, most of them had options that had been – that had been vested in and maybe they felt moving on, there was a different economic strategy here. But, anyways, going forward, we have fewer people in that program and I think that the thing that we can do is just be better prepared to anticipate turnover with folks that can replace those reps specifically for the purpose of case management. When we lost those reps, we reached out to the surgeons, the regional managers reached out to the surgeons and assured them that we’d be in a position to cover their cases. But, I think that wasn’t enough for them and it got them outside of their comfort zone. Also we saw that in a few of these markets we have now replaced those representatives and when we had new reps back on board, specifically in June, some of those surgeons came back on and performed cases in June, but we lost those cases in April and May.
Q – Mark Mullikin
Were those cases that were delayed that they then performed in June and will you have some of that effect going into the third quarter like we recover some of those cases as you bring on new reps in those territories?
A – Rick Randall
I think in some cases, there may be cases that they just put off, they may have been specific patients who specifically wanted that procedure, they may have delayed them until they were comfortable. I think in some cases they probably transitioned that to a different type of surgery. I don’t have exact data on those cases. I just know that when we were back in the saddle with a rep, we saw these surgeons come back on board and perform cases, and I would expect that to continue on going forward.
Q – Mark Mullikin
Okay. And then on reimbursement, you mentioned that the 5% headwind was relatively consistent with last quarter. So just the delta to the expectation then, did you expect that headwind to go away this quarter?
A – Rick Randall
No, we are pretty much – we pretty much expected that kind of headwind. So we are not claiming that our expectation was we are going to be – we are absolutely going to be $600,000 higher. I think the surprise was on the 350 – roughly $350,000 from the cases that we had with surgeons that went away without the presence of our reps.

Q – Mark Mullikin
Right, okay. So -
A – Rick Randall
That would have put us – we would have been in the range of what we provided without that turnover. But I think the – I think on our last call, we anticipated that the headwind would be no more and no less that we had experienced from a reimbursement standpoint and that was the case.
Q – Mark Mullikin
So that was consistent. And -
A – Michael Luetkemeyer
Mark, the other thing to consider – this is Mike – is that those 35 cases that we talked about losing because of turnover were the measurable rates of case volume from those reps that went away. We had also counted on those reps continuing to grow their business.
Q – Mark Mullikin
Oh, sure, right, yeah. That makes sense, okay. And I realize you’re not going to give update guidance until the actual earnings call. But, I mean, as we look forward here, I would imagine that it’s going to take you a couple of quarters, at least a quarter to kind of regain your footing. And based on the wording in the press release about the tenure of the reps, with 60% of the reps having less than 6 months, I think as we model that through, we are going to end up in a situation where the sequential improvements in the business will probably be somewhat more muted at this point. Would you agree?
A – Rick Randall
Mark, I can’t answer that at this particular time, because I’m having – I would agree with some of the – the premise that you’ve established is a rational, reasonable premise. On the other hand, we do have the two-level device that is now – it’s in its limited market release as you know, and we plan to open that up more in the fourth quarter. And the two-level cases we saw, we saw a handful in May, and we saw more in June, and they were performed primarily by surgeons who have been giving us every 5-1 they have. It’s just that this time we got the additional revenue of the 4-5 level.
Now going forward, we are going to expose this to more surgeons who did not have that second go to minimally invasive operation and this will be their go to minimally invasive operation where this would be fresh revenue or fresh cases with a higher revenue. So, I really need – we need to go back and take a hard look at where our reps are. We go through a forecasting program at the end of every quarter, and we need to look at that and contemplate whatever impact we will see from this two level as well, before we come back to you with a better guidance.

Q – Mark Mullikin
Okay. And just one last one and I’ll hop back into the queue. How many surgeons did you train in the quarter?
A – Rick Randall
We don’t have that number yet. We’ll provide it to you at the end of the – when we have the quarterly call.
Q – Mark Mullikin
Okay. Thank you.
A – Rick Randall
Thank you.
Operator: We’ll go next to Doug Schenkel with Cowen and Company.
Q – Doug Schenkel
Hi, good afternoon. Thanks for taking my questions. Let me start by asking, presumably, there were some regions not affected by the turnover that we have been talking about here. Can you talk about how procedures for active surgeons are tracking in those regions relative to last quarter?
A – Mike Luetkemeyer
We are not in a position to be able to give you that kind of operational data yet. We just are two days after the end of the quarter and we really wanted to just get this information out to you guys to let you know that we had missed what we had given you for guidance rather than take the chance that it would leak out and get out in an inappropriate fashion. But we don’t have those other operational metrics scrubbed yet to be able to go deeper or broader, essentially broader than we have in the script, Doug.
Q – Doug Schenkel
Okay. I mean, I guess clearly what I am trying to get at here is, you gave us some detail on why you think you came up short here. And I am just trying to understand how you can be confident that this is really the source of your challenges if you don’t have those metrics at your fingertips, I want to make sure that the rest -
A – Mike Luetkemeyer
The turnover that we are talking about in the sales organization is pretty significant. I mean, you are talking about a 25% turnover here when you look at the number of reps that we lost compared to the number of reps we came into the quarter with. So, we are pretty confident that that is the driver here in terms of the miss in case volume.
A – Rick Randall
Yeah, Doug, we went back at the end of the quarter and a week in advance and really took a look at the data we had, surgeons, what surgeons had been performing cases, looked at historical data, looked at the rep data and cut it all sorts of ways. And what was glaring, what obviously showed up was, when you’ve got a territory, you lose the rep, you have a group of performing surgeons and they just disappear for a couple of months. It was pretty obvious. And so that’s the data that was glaring when you scrub the numbers.
A – Mike Luetkemeyer
You know as we said, Doug, in the script, we can identify run rate case volume to the tune of 35 cases that just went away in the quarter directly related to this turnover, and at our ASPs of nearly $10,000, that’s $350,000 of revenue. And had that not happened, we would have been at least in the range of the guidance that was given.
Q – Doug Schenkel
All right. Can you give us anything in terms of how meaningful the impact of turnover in reimbursement was at the end of the quarter versus the earlier part of the quarter? I just want to try to understand how we can get more positive and feel little bit better as we move into Q3?
A – Rick Randall
I think when we look at the quarter on more of a micro level, I think the biggest surprise to us was May. You know, April, we came out of the blocks in really good shape. There was nothing really surprising there, we were pretty much on track with what we thought we are going to do. And in May, it really showed up in May. And actually June came back very, very strong. And our bookings came back, we didn’t fill all of the holes, but we did fill some of the holes in May in those territories. And as I mentioned earlier, we saw some of those cases come back, and our business picked back up and continued to grow nicely. So I don’t know if that answers your question, but May was the month where we saw the largest drop-off. I don’t know if there is any other factor there. Our high performing surgeons, they seemed to be there at their normal rate. So there was no other pathology we really saw in the people change and the holes there in May.
Q – Doug Schenkel
You talked about plugging some of the holes and that helped you in June. Can you give us a little color in terms of how you are tracking on the reimbursement headwind, is that getting any better there as we -
A – Rick Randall
It’s pretty constant, again, and we’ll give you – on the quarterly call, I think we can give you a lot more color as to what’s going on with reimbursement and the steps where the progress we are making with reimbursement. So, I am actually going to be at a meeting in a week where we are going probably put in place a definitive plan going forward that I can flush out for you at the end of the quarter. But I think the headwind is constant, we haven’t seen any gusts at all. It is what it is and now we are prepared to move to the next stage which is to more directly address the private payers and getting – continuing to get positive payment coverage decisions from those payers.

Q – Doug Schenkel
And then I know, you weren’t – you don’t feel – you are not in a position to tell us how many surgeons you trained in the quarter, but would you be willing to reaffirm your target of training 500 physicians this year?
A – Mike Luetkemeyer
I really think we should hold off on that one until we see where we are at in the quarter on the training metric and we have a chance to go back with the sales organization and recalibrate not only that metric, but some of the others in terms of guidance to either update or reaffirm, and we’ll do that on the call.
Q – Doug Schenkel
Okay, and last question. Clearly, we are all aware of the broader economic concerns that are touching a lot of companies and individuals. Anything specific to broader economic challenges that may be impacting procedure volumes or may be led to some of the sales forces turnover?
A – Mike Luetkemeyer
No. We can’t see it in our data, and frankly we are not mature enough to look at – we don’t have such a huge number of established surgeons who’ve been performing at a high level where we could kind a look at it is the – is there economic or environmental issues here that are – if you are alluding to maybe environmental issues causing some deflection one way or another in elective surgeries, that hasn’t been obvious to us at all. We just don’t see it. I think we’ve highlighted kind of the couple of buckets that we’ve seen going forward. And I think in general, we need to continue driving our sales force. We’ve got some guys who are really high performers in late 2006 and did really well in ‘07. And now they are spending a lot of time in the OR for good reasons, they’ve got a lot of cases. And as we’ve talked about in the past, we are now actively looking at ways where we can get them freed up to do more selling, and to get out there and start taking down the next group of surgeons and introducing them to this surgery, because there is no better asset to do that than somehow who – when you do 20 of these cases a month and you see how well the patients do and how happy your surgeons are, that’s a salesman you want to unleash on the world. So, we need to make sure that we are moving to get them out of the operating room and free up more time to balance that with selling and we are doing that with our continued development of the sales team.
Q – Doug Schenkel
Okay. Thanks for taking my questions.
A – Mike Luetkemeyer
You are welcome.
Operator: We’ll go next to Michael Matson with Wachovia Capital Markets.

Q – Michael Matson
Hi, thanks for taking my question. I think most of my questions have been answered. But with regards to your direct spine reps, where are you hiring this from and what percentage of them would you say have prior spine selling experience?
A – Rick Randall
We are hiring them from the medical device industry, and I would say – I mean, I am estimating that maybe 20 to 25% have prior spine experience. What we’ve learnt Michael – in the past, we tested our reps. We have a testing program that we put our reps through, and what we found was, it was almost uncanny that our higher performing reps profiled in a very similar fashion. And, what we have done is that going forward we focused using that profile more in our hiring. So, what we found was that spine experience was less important to us ultimately for success than a rep meeting the profile that’s matched up with our other – the baseline of our other successful reps. So, when we can put the two together, where we get that profile and we also have spine experience, that’s obviously a dynamite combination, and that probably happens in 20 to 25% of our hires, but we’ve put getting the right person ahead of just a spine rep. We found that orthopedic reps and spine reps in general, since spine has been more of an incremental development, not revolutionary development, that that relationship building and a service quotient is what’s most important in making them successful. And that often means that those type of people don’t do well with getting surgeons outside of their comfort zone and pushing them a little bit to try something that’s not obvious to them. We need reps who can do that and that’s not a service rep, so that’s the profile that we hire. And I am pleased to see, I am really pleased to see some the folks we brought on at the beginning of the year starting to gear up and make an impact. I think that we are hiring the right type of people.
Q – Michael Matson
Okay. And then the reps, the turn over, I mean how did they fall within that profiling? I mean, is there – has that led you to adjust your profiling to look at additional factors or anything?
A – Rick Randall
No, it hasn’t. Actually, I think when about knowing the individuals, roughly half of them, we found they were part of that group that was test. And we found that they were outside of that profile and had gotten to a certain point with a certain number of customers and in general weren’t really growing the business because they were a comfort level with those docs and not pushing outside of it. And so we learned – the profiling helped us to isolate what it was with those people that probably in the future spell that they weren’t ultimately going to be the right person to succeed in our business long-term, so we worked with them. And they moved on to do other things and probably selective roles that are more appropriate to their skill set.
Q – Michael Matson
Okay. All right. And then I am just curious how with your competitors, particularly in the minimally invasive arena have been – have reacted now that you have a two level and now that you are going up against them on their turf now versus the L5-S1 level where they weren’t able to necessarily do their procedures?

A – Rick Randall
Well, that’s a good question. There clearly has been a much higher noise level since about the middle of May, when we got the 510(k) on the two level. The noise level has gone up dramatically because with some of these companies, we have actually and historically, as you know, Michael, we’ve been a very compatible system, so that if they can do minimally invasive surgery with their technique at 4-5 or 3-4 and can’t do it as well at 5-1, we’re the answer to that problem and – well, that world has now changed. And obviously, as we move up the spine, there is some real valuable revenue at that 4-5 level.
And, we also know there’s some issues that some of those technologies have from a complication standpoint at 4-5 that we just don’t have. So, there has been a much more aggressive response and some of it’s used – misuse of information and some scare tactics, but we’ve got the data and we will work through it and welcome to the NFL. So, we are hearing it and we’ll respond.
That’s why it’s very important for us to establish, as we said in the last call, to establish a beachhead with this particular technology, the two-level, with a baseline of U.S. users and establish good data to back up the clinical data we have from our European experience and Brazilian experience and move forward. So – but it has – the noise level has gone up because we are going to threaten more of that business.
Q – Michael Matson
Okay. And then just a housekeeping question. I don’t think we got the number of procedures. I think you gave that on – earlier on the call?
A – Mike Luetkemeyer
Yeah, we said it was approximately 540 in the US. We didn’t give a total global number yet, but it’s around 540 in the U.S. for the quarter.
Q – Michael Matson
That’s one and two-level combined – well, the two-level is what, like 21 or something, right?
A – Mike Luetkemeyer
There were about 24 two-level cases. But as Rick said earlier, those were from physicians where we were already getting the 5-1.
A – Rick Randall
Yeah.
A – Mike Luetkemeyer
The incremental revenue that was generated from those 24 two-level cases was in the range of $100,000.

A – Rick Randall
And Mike mentioned on the last call, that last quarter $300,000 of our international revenue was in the form of stocking orders. And he made note of that and also noted that we didn’t expect that this quarter, and actually we had very little in the form of stocking orders from Europe this quarter. So the – even though it was $100,000 less, that revenue was pretty pure revenue driven by procedural growth. So we were very pleased with the continued progress in Europe as we make those investments that we don’t talk much about, but those investments in that market and also had a real successful spine week meeting over there. So we are pleased with the growth in Europe.
Q – Michael Matson
Okay. That’s all I’ve got. Thanks.
A – Rick Randall
Thank you.
Operator: We will go next to Jose Haresco with Merriman.
Q – Jose Haresco
Hi folks, good afternoon.
A – Rick Randall
Hi.
Q – Jose Haresco
A couple of questions here. You mentioned that some of the territories where you had lost your best performing reps were with physicians or surgeons who are already doing some pretty high volumes. And then when the rep left, you had lost them for a couple of weeks or they delayed procedures, or they just chose to do something else. What is it about the relationship between the rep that you had and the doc. It sounds like they are used to your technology already such that you lost them for at least an unpredictable period of time until you got a rep back in there or until you get a rep back in there. Are they extremely dependent on them being in the case with them or what is it about that dynamic?
A – Rick Randall
Yeah, Jose. It’s always hard to explain, anyone who is on the line who has worked in orthopedic surgery or spine surgery, unlike the cardiac cath lab where I grew up, the operating room, they really rely on the rep for a number of things. First of all, when they schedule the case, the rep works with the scheduler to understand exactly what the case is and what products are going to be necessary there to successfully treat that patient.
Now with TranS1 that’s less of an issue because frankly our disposable kit, no matter what the patient size is or their pathology, you pretty much use the same product every time. Most spine products are – you use specific products for specific anatomy. So knowing in advance what you are going to be challenged with clinically, they want that rep there, they want to make sure all the right tools are available so that surgeon doesn’t have to be in the middle of the case managing all of that.
And then they also make sure that the operating room staff is giving the surgeon the right devices at the right time. So traditionally the rep is very involved with the case management. And even though that’s not the case with us, it’s just expected if you want my business and you want me to use your stuff, you are going to be there. It’s more of a cultural issue and that’s just the way it is.
So, when – if they don’t – aren’t assured that you are going to be there, there is any reasonable doubt that you may not be there, they’ve probably got a number of other things they could do where they are sure that rep is going to be there and there is just a confidence level that everything is going to go okay. I don’t know any other way to explain it, but that’s the culture in that market.
Q – Jose Haresco
And for this – it sounds like you’ve managed to replace at least some of these guys already into those displaced territories. Are the surgeons then pretty quick to just accept that new guy back into the OR and then might have a Trans1 rep in there, or how long is that period between the time that they get a new face in the door that they are comfortable with them, they can ramp up the volume?
A – Rick Randall
Well, they do accept – they fairly readily accept. They – obviously, we bring the person in, we introduce them and get them comfortable as they know what they are doing, they understand how to manage the cases. So at that level, yes. I mean they will get the cases back on board. But there is another level where the rep is involved with a surgeon, especially surgeons who are early in the adoption of this technology where they help them to understand how they can even broaden the use of this technology to a greater number of patients through a broader range of indications.
And that’s where that relationship needs to be developed a little bit more and the rep has to be very competent. It’s doing things like sitting down with them and looking at their films, the films of patients who’ve come into clinic and then showing the surgeon how that particular case would be a good case for a TranS1 procedure even though it may be outside of the very narrow indications the surgeon has for this operation early on. And so that’s the dynamic that just having a rep who can manage the case is not going to give us, and that’s where we need to bring experienced reps and develop our reps to be competent enough so they can expand those indications with the surgeon.
Q – Jose Haresco
Is it – aside from the headwinds on the reimbursement side, for the surgeon located in areas that he didn’t have any changes to your sales force, did you continue to see increases in surgeon volume – sorry, in procedure volume per case for the last quarter?

A – Rick Randall
Yeah, we did. We did. There are, as I mentioned, there are a few territories where these folks really dramatically grew the surgeon volume and the case volume through the third quarter, fourth quarter and first quarter, and now we are starting to see simply by virtue of the fact that their dance card is full, they are everyday or everyday working day, almost everyday working in the operating room. We are starting to see where those guys’ numbers are starting to curve down and that’s what I spoke to. We need to find a way now to release them from the operating room and allow them to do their thing with more surgeons and we’re actively doing that. But yes, we did see growth and we also saw some of our reps who we hired early in the year are now starting to bring new surgeons on, albeit, typically a surgeon starts very – they don’t book five or six cases a month right out of the shoot. They’ll treat very slowly and we know that profile. We understand the management of that surgeon and they start slow and then they move – they move over time and broader their indication. So, we are seeing that movement as well from our new reps and expect to see that continue to grow.
Q – Jose Haresco
Outside of the, I guess the hiring you’ve had to do to replace the ones you’ve lost, what are your plans for – remind us of the plans for expanding your sales force as you go into ‘09, and has it had an impact at all?
A – Rick Randall
Well, we are pretty much where we said we were going to be at this juncture. But frankly, we learned something this last quarter in regard to unplanned turnover. And so what we are talking about now is – and we don’t – maybe by the next call, we will be able to add more color around it. We are getting together with all the sales mangers as I mentioned in a week or so, week and half. But the next step is what can we do to avoid that from happening again? And I think we’ve got some ideas and those ideas will flush into an absolute plan. So I would expect to see some hiring along the lines of not necessarily putting a person in a designated territory of need, but maybe bringing some people on that would address case coverage both with reps who are starting to get the capacity and also with the ability to immediately step in and handle potential turnover. And I won’t take any further than that and we will talk about it when we get back in a couple of weeks.
Q – Jose Haresco
Thank you.
A – Rick Randall
Thank you.
Operator: And we got a follow up from Mark Mullikin with Piper Jaffray.
Q – Mark Mullikin
Yes. Can you just tell us how many of your reps are on performance in present plans, the remainder of them?

A – Rick Randall
I really don’t know, it’s a pretty small number, Mark. Given that so many of our reps have only been with us for six months, it’s got to be a small number. I think we are in pretty good shape with the group that we’ve got right now. So, if there is anyone, it’s really small numbers.
Q – Mark Mullikin
Okay. And just based on what you said earlier, do you believe you need to adjust your compensation structure for the sales reps now as a public company versus when you were private?
A – Rick Randall
No, I think the compensation is fine. Mark, I’ve done three IPOs, and every time I’ve done an IPO, you go through this little shift where you have your private early stage company type of folks. And when the company goes public, they feel that that’s the ultimate event, and then they look for their next startup. And every company I’ve been with, you lose some people not just in sales, but you lose some R&D people. You lose people because they – it’s now the company is in a whole new place and they feel they can do a lot better by getting early stock options at the next deal. I think we’ve probably gone through some of those folks and I don’t think that’s going to be much of an issue going forward frankly. So, I think our compensation plan is fine and then – and next year, we will look at the sales compensation like we do every year and try to gear it, designed more toward sales growth, increased growth. We want to, obviously, keep our customers, but we want to motivate our reps to grow the business with new customers. And so we will continue to tweak the plan, but right now we are comfortable with what we got for the rest of this year.
Q – Mark Mullikin
Okay. Thank you.
A – Rick Randall
Thank you.
Operator: And there appear to be no further questions at this time. I would like to turn things back over to Mr. Randall for any additional or closing comments.
Rick Randall, President and Chief Executive Officer
I have no closing comments, but I thank you for joining the call and I look forward to filling in with more detail and give you a better sense for the rest of this quarter and the quarters remaining on the 31st, so thanks for joining us.
Operator: And again that concludes today’s conference call. We thank you for your participation. You may disconnect at this time.